Exhibit 10.17

NATIONAL MENTOR, INC. EXECUTIVE DEFERRAL PLAN

Effective as of November 1, 2003

ARTICLE 1: Establishment and Purpose

1.1           Establishment.  National Mentor, Inc. (the “Company”) hereby establishes the National Mentor, Inc. Executive Deferral Plan (the “Plan”), effective as of October 1, 2003.

1.2           Purpose.  The purpose of the Plan is to permit designated executives of the Company to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make Elective Deferrals in excess of those permitted under the Mentor Networks 401(k) Retirement Plan and to receive matching contributions that are otherwise precluded by the provisions of that plan or by applicable law.  This Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of §§201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE 2: Participation

2.1           Commencement of Participation.  An Eligible Employee will become a Participant on the earliest Entry Date on which he or she (i) is eligible to participate in the Qualified Plan, (ii) is designated as a Participant by written action of the Committee, and (iii) executes and delivers a valid Salary Reduction Agreement to the Committee.

2.2           Cessation of Participation.  If a Participant ceases to satisfy any of the conditions of Section 2.1, his or her participation in this Plan immediately terminates, except that the Participant’s Account will continue to be held for his or her benefit and will be distributed to him or her in accordance with Article 7.  A former Participant may resume participation as of any Entry Date on which he or she again satisfies the conditions of Section 2.1.

ARTICLE 3: Accounts

3.1           Establishment of Accounts.  The Company hereby establishes, for each Participant (i) a Salary Reduction Accrual Account (for the purpose of recording the current value of his or her Salary Reduction Accruals) and (ii) a Matching Contribution Accrual Account (for the purpose of recording the value of his or her Matching Contribution Accruals).  All Accounts are established and maintained for the purpose of reflecting the liability of the Company to Participants.  The Company is under no obligation to segregate any assets to provide for the liabilities reflected by these Accounts.  If the Company elects to segregate assets pursuant to Section 4.4, the Funding Vehicle must establish and maintain separate Salary Reduction Accrual Accounts and Matching Contribution Accrual Accounts.

3.2           Valuation of Accounts.  All Accounts must be valued as of each Allocation Date and as of any other Valuation Date designated by the Committee.

ARTICLE 4: Accrual of Benefits

4.1           Types of Contribution.  For any Plan Year, Participants will accrue benefits in the manner described in this Section 4.1.

(a)            For each Plan Year, the Company will credit each Participant’s Salary Reduction Accrual Account with the amount specified in his or her Salary Reduction Agreement for such year.

(b)           For each Plan Year, the Company will credit Matching Contribution Accruals to the Matching Contribution Accrual Account of each Participant in an amount equal to the “matching contribution rate” (as defined below) multiplied by the portion of such Participant’s Salary Reduction Accrual not in excess of the then current limitation under Code Section 402(g).  For purposes of this Section 4.1(b), the phrase, “matching contribution rate” means the contribution rate and compensation percentage limits for matching contributions under the Qualified Plan for the Plan Year.

(c)            In addition to the mandatory Matching Contribution Accruals described in Section 4.1(b), the Company may credit additional Matching Contribution Accruals to the Matching Contribution Accrual Accounts of all Participants in any Plan Year at such rate, and at such times, as the Board determines in the sole exercise of its discretion.

4.2           Timing of Accruals.  Salary Reduction Accruals under Section 4.1(a) are deemed to accrue on the date on which the Participant would otherwise have received the Compensation that he or she elected to defer.  Matching Contribution Accruals described in Section 4.1(b) are deemed to accrue on the date of the Salary Reduction Accruals to which they relate.  Matching Contribution Accruals described in Section 4.1(c) are deemed to accrue on the date designated (or, if no accrual date is specified, then on the date voted) by the Board.

4.3           Salary Reduction Agreements

(a)            By executing a Salary Reduction Agreement with respect to a Plan Year, a Participant may elect to have Salary Reduction Accruals credited under the Plan on his or her behalf.  The current salary and bonus of a Participant who executes a Salary Reduction Agreement will be reduced by the amount specified in the election, and an equal amount will be credited to and accrue under the Plan in accordance with Section 4.1.  Salary Reduction Agreements must separately designate the amount of reduction of Compensation to be taken from base salary and bonuses for the Plan Year.  Reductions may be expressed as a percentage or dollar amount of salary or bonuses.  Salary Reduction Contributions may not be made with respect to Compensation other than salary and bonuses.  A Salary Reduction Agreement becomes irrevocable as of the date specified in Section 4.3(b).

(b)           A Salary Reduction Agreement with respect to any Plan Year after the Plan’s initial year must be executed no later than the last day of the preceding Plan Year.  A Salary Reduction Agreement for the initial Plan Year must be executed before the Effective

Date.  No Salary Reduction Agreement may be amended or revoked after the last day on which it could have been executed, except that an agreement is automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan.  An employee who first becomes an Eligible Employee within a Plan Year may execute a Salary Reduction Agreement to become effective upon the next Entry Date.

(c)            With respect to any Plan Year, the amount deferred by a Participant in accordance with Section 4.3 may not exceed 100% of his or her Compensation for the year, less his or her salary reduction contributions under the Qualified Plan and any other of the Company’s fringe or other benefit plans.

4.4           Contributions to Funding Vehicle.  The Company may, but is not required to, establish and make contribution of any or all amounts accrued under Section 4.1 to a Funding Vehicle.  Contributions will be credited with income, expense, gains and losses in accordance with the investment experience of the Funding Vehicle.  The Committee may permit Participants to direct the allocation of their Account balances among these funds established with a Funding Vehicle in accordance with rules prescribed by the Committee.  The Committee may alter the available funds or the procedures for allocating Account balances among them at any time.

4.5           Status of the Funding Vehicle.  Despite any other provision of this Plan, all assets held in a Funding Vehicle (including any insurance policy established or acquired for funding purposes) will at all times be and remain the property of the Company and subject to the claims of the Company’s creditors.  No Participant will have any priority claim on, or security interest or other right in, any such assets or insurance policy that is superior to the rights of the Company’s general creditors.

4.7           Non-alienability.  A Participant’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated.  If a Participant attempts to assign his or her rights or enters into bankruptcy proceedings, his or her right to receive payments under the Plan will terminate, and the Committee may apply them in whatever manner will, in its judgment, serve the best interests of the Participant.

ARTICLE 5: Vesting

Vesting Standards.  A Participant’s interest in his or her Salary Reduction Accrual Account and Matching Contribution Accrual Account is fully vested at all times.

ARTICLE 6: Transfers and Adjustments

6.1           Transfers to Qualified Plan.  As soon as practicable after the end of each Plan Year, the Committee will determine (on a percentage basis) each Participant’s “transfer amount,” which equals the excess of (i) the Elective Deferrals that the Participant could have made under the Qualified Plan without causing elective deferrals and matching contributions under the Qualified Plan to exceed the limitations of Code §§401(k)(3), 402(g), or §401(m)(2) of the Code, over (ii) any elective deferrals he or she actually contributed directly to the Qualified Plan for such year.  No later than two and one-half (2½) months after the end of each Plan Year, each Participant’s Salary Reduction Accrual Account will be debited by his or her transfer amount, and the Company will transfer a like amount to the Participant’s elective deferral account under the Qualified Plan.  The Company shall have no discretion to retain the transfer amount in this Plan or to modify the calculation of the transfer amount for any Participant.

6.2           Debit to Matching Contribution Accrual Account.  Each Participant’s Matching Contribution Accrual Account will be reduced by an amount equal to the matching contributions made on his behalf under the Qualified Plan on account of the transfer amount.

ARTICLE 7: Distributions

7.1           Distributions.

(a)            The vested portion of a Participant’s Account will be distributed to him or her as a result of (i) his or her Termination of Employment for any purpose (including his or her Normal Retirement Date or Early Retirement Date), (ii) his or her death or Disability, or (iii) the termination of the Plan, whichever first occurs.  Vesting will be determined in the manner prescribed by Article 5, and the dollar amount of the distribution will be determined as of the Valuation Date coincident with or first preceding the date of distribution.

(b)           Distributions to a Participant or, in the case of a Participant’s death, his or her Beneficiary, will be made or commence to be made at the Participant’s election either (i) in cash, in a single lump sum, or (ii) in substantially equal monthly installments for either 5 years (60 installments) or 10 years (120 installments).  The Participant must make his or her election regarding the form of distribution under this Section 7.1 when the Participant first commences or resumes Participation in the Plan.  A Participant may change his or her election as to the form of distribution under the first sentence of this Section 7.1(b) by filing and amended election form with the Committee, but not such change may be made at any time during the 12-month period ending on the date that distributions commence.

(c)            All distributions from the Plan to Participants and Beneficiaries must be made within a reasonable time following the occurrence of the event that triggers the distribution and will be made in cash, unless the Committee determines that other property should be distributed.

7.2           Manner of Distribution to Minors or Incompetents.  If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him or her, the distribution will be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.

7.3           Election of Beneficiary

(a)           When an Eligible Employee qualifies for participation in the Plan, the Committee will provide him or her with a Beneficiary designation form for the purpose of designating one or more Beneficiaries and successor Beneficiaries.  A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee.  The consent of the Participant’s current Beneficiary is not required for a change of Beneficiary and no

Beneficiary has any rights under this Plan except as provided by its terms.  The rights of a Beneficiary who predeceases the Participant will terminate as of the Beneficiary’s death.

(b)           Unless a different Beneficiary has been designated in accordance with Section 7.3(a), the Beneficiary of any Participant who is lawfully married on the date of his death is his surviving spouse.  The Beneficiary of any other Participant who dies without having designated a Beneficiary is his estate.

7.4           Unforeseeable Emergencies.  A Participant may request a withdrawal of all or a portion of his or her Account derived from Salary Reduction Accruals (but not from Matching Accruals) as necessary to satisfy an immediate and heavy financial need in the case of an Unforeseeable Emergency.  For purposes of this Section 7.4, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made in the event that the resulting financial hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.  The need to send a Participant’s child to college or the desire to purchase a home will not be an Unforeseeable Emergency.  The Committee will determine the existence of an Unforeseeable Emergency and the manner of withdrawal in accordance with applicable law.  Withdrawals made pursuant to this Section 7.4 will begin within 30 days after the date on which the Committee approves the Participant’s request for withdrawal.

ARTICLE 8: Amendment or Termination of the Plan

8.1           Company’s Right to Amend Plan.  Subject to Section 8.2, the Board of Directors may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants.  Any such amendment is binding upon all Participants, Beneficiaries, the Committee and all other parties in interest.  A resolution amending or terminating the Plan becomes effective as of the date specified therein.

8.2           Restriction on Retroactive Amendments.  No amendment may retroactively deprive a Participant of any benefit accrued under the Plan before the date of the amendment.

ARTICLE 9: Plan Administration

9.1           The Committee.  A Committee consisting of one or more persons appointed by the Board of Directors will administer the Plan.  The Board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy.  If a vacancy occurs, the remaining member or members of the Committee have full authority to act.  Any member of the Committee may resign by delivering his or her written resignation to the Board and the Committee.  Any such resignation will become effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning Committee member.  The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting.  The Committee may adopt such rules as it deems desirable for the conduct of its affairs and the administration of the Plan.

9.2           Powers of the Committee.  In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following; powers:

(i) To determine all questions relating to eligibility to participate in the Plan;

(ii) To compute and certify the amount and kind of distributions payable to Participants and their Beneficiaries;

(iii) To maintain all records necessary for the administration of the Plan;

(iv) To interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(v) To establish and modify the method of accounting for the Plan;

(vi) To employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(vii) To perform any other acts necessary and proper for the administration of the Plan.

9.3           Indemnification.  The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct.  This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.  Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.  The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

9.4           Claims Procedure.  If a dispute arises between the Committee and a Participant or Beneficiary over the amount of benefits payable under the Plan, the Participant or Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim.  The Committee will review and adjudicate the claim.  If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association.  Each Participant agrees, by the execution of a Salary Reduction Agreement, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of himself and his Beneficiary, any fight to litigate any such dispute in a court of law.

9.5           Expenses of the Committee.  The members of the Committee serve without compensation for services as such.  The Company pays the expenses of the Committee.

9.6           Expenses of the Plan.  The Company pays the expenses of administering the Plan.

ARTICLE 10: Definitions

10.1         Definitions.  As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

(a)            “Account” means amounts credited to a Participant under the Plan, as described in Article 3.

(b)           “Allocation Date” means the last day of each Calendar Quarter.

(c)            “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

(d)           “Board of Directors” or “Board” means the board of directors of the Company.

(e)            “Code” means the Internal Revenue Code of 1986 as amended.

(f)            “Committee” means the committee appointed in accordance with Section 9.1 to administer the Plan.

(g)           “Company” means National Mentor, Inc. and any subsidiaries, affiliates or successors.

(h)           “Compensation” means the aggregate compensation paid to a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of Code §3401(a) or are required to be reported under Code §§6041(d), 6051(a)(3) or 6052. Compensation also includes Salary Reduction Accruals under this Plan and any Elective Deferrals under cash-or-deferred arrangements or cafeteria plans that are not includible in gross income by reason of Code §125 or Code §402(a)(8) but does not include any other amounts contributed pursuant to, or received under, this Plan or any other plan of deferred compensation.  Compensation excludes all stock option transactions, relocation reimbursements, and automobile allowances.

(i)             “Disability” means a mental or physical condition that, in the opinion of a licensed physician approved by the Committee, renders a Participant permanently incapable of satisfactorily performing his usual duties for the Company or the duties of such other position as the Company may make available to him for which he is qualified by reason of training, education or experience.

(j)             “Early Retirement Date” means the later of (i) the date on which a Participant attains age 59½ or (ii) his or her completion of ten (10) Years of Service.

(k)            “Effective Date” means October 1, 2003, the date on which this Plan went into effect.

(l)             “Eligible Employee” means an employee of the Company who is a key member of the Company’s management or a highly compensated employee within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1).

(m)           “Entry Date” means the Effective Date and each January 1st, April 1st, July 1st or October 1st thereafter.

(n)           “Funding Vehicle” means a trust or insurance polices which are established or acquired by the Company to hold amounts accrued by the Company in accordance with Section 4.4.

(o)           “Matching Contribution Accrual” means an amount credited to a Participant’s Account in accordance with Section 4.1(b).

(p)           “Matching Contribution Accrual Account” means the account established to record Matching Contribution Accruals on a Participant’s behalf.

(q)           “Normal Retirement Date” means a Participant’s sixty-fifth (65th) birthday.

(r)            “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

(s)            “Plan” means the National Mentor, Inc. Executive Deferral Plan, as set forth in this document and as amended from time-to-time.

(t)            “Plan Year” means the accounting year of the Plan, which ends on December 31st.

(u)           “Qualified Plan” means the Mentor Networks 401(k) Plan, as from time-to-time amended.

(v)           “Salary Reduction Accrual” means an amount credited to the Salary Reduction Accrual Account pursuant to a Salary Reduction Agreement.

(w)           “Salary Reduction Accrual Account” means the account established to record Salary Reduction Accruals authorized by Participants under the terms of this Plan.

(x)            “Salary Reduction Agreement” means an agreement between a Participant and the Company, under which the Participant agrees to a reduction in his Compensation and the Company agrees to credit him with Salary Reduction Accruals under this Plan.

(y)           “Termination of Employment” means a Participant’s or former Participant’s separation from the service of the Company (including all affiliates of the Company) by reason of his or her resignation, retirement, discharge or death.

(z)            “Valuation Date” means any Allocation Date and any other date as of which the value of Participants’ Accounts is determined.

ARTICLE 11: Miscellaneous

11.1         Plan Not a Contract of Employment.  The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant and is not a consideration for the employment of any person.  Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

11.2         Undefined Terms.  Unless the context clearly requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Qualified Plan.

11.3         Headings.  The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

11.4         Singular and Plural.  Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

11.5         Severability.  If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

11.6         No Additional Rights Under Plan.  Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties.

11.7         Governing Law.  The laws of the Commonwealth of Massachusetts govern the construction and operation of this Plan.

EXECUTED this 3rd day of September 2003.

National Mentor, Inc.

By:	/s/ Thomas J. McAuliffe